Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

DLH HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,231,554 (2)	$ 4.59(3)	$ 5,652,832.86	$0.00015310	$ 865.45

Total Offering Amounts					$ 5,652,832.86		$ 865.45

Total Fee Offsets							$—

Net Fee Due							$ 865.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2025 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.
(2)	Represents shares of the registrant’s common stock issuable under the DLH Holdings Corp. 2025 Equity Incentive Plan.
(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $4.59 per share, which is the average of the high and low prices of Common Stock on March 26, 2025, as reported on the Nasdaq Capital Market.

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